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AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 11.1

Computation for Primary and Fully Diluted Earnings Per Common Share


                                    Three Months Ended      Six Months Ended
                                      1996        1995       1996      1995


NET EARNINGS                         $128,491   $300,558   $533,850   $820,107


WEIGHTED AVERAGE COMMON SHARES:

   Primary:
Weighted average shares outstanding 2,614,433  2,804,600  2,624,933  2,825,766
 Dilutive stock options               183,878    254,051    183,878    255,384
                                    2,798,311  3,058,651  2,808,811  3,081,150
   Fully Diluted:
Weighted average shares outstanding 2,614,433  2,804,600  2,624,933  2,825,766
Dilutive stock options                190,921    258,278    190,921    259,611
                                    2,805,354  3,062,878  2,815,854  3,085,377
NET EARNINGS PER COMMON SHARE:

   Primary                              $0.05      $0.10      $0.19      $0.27

   Fully Diluted                        $0.05      $0.10      $0.19      $0.27
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